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                                                                      Exhibit 12


                               UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)


                                  Three
                                  Months
                                  Ended           Years Ended December 31
                                  Mar. 31, ----------------------------------
                                  2002     2001   2000   1999   1998    1997
                                  -------- ----   ----   ----   ----    ----
Fixed charges
Interest expense                  $  17.5 $ 70.0 $ 79.8 $127.8 $171.7  $233.2
Interest capitalized during
  the period                          3.2   11.8   11.4    3.6      -       -
Amortization of debt issuance
  expenses                             .7    2.7    3.2    4.1    4.6     6.7
Portion of rental expense
  representative of interest         13.5   53.9   42.2   46.3   49.1    51.8
                                   ------ ------ ------ ------ ------ -------
    Total Fixed Charges              34.9  138.4  136.6  181.8  225.4   291.7
                                   ------ ------ ------ ------ ------ -------
Earnings
Income (loss) from continuing
 operations before income taxes      32.7  (46.5) 379.0  770.3  594.2  (748.1)
Add (deduct) the following:
 Share of loss (income) of
  associated companies                (.2)  (8.6) (20.5)   8.9    (.3)    5.9
 Amortization of capitalized
  interest                            1.8    5.4    2.2      -      -       -
                                   ------ ------ ------ ------ ------  ------
    Subtotal                         34.3  (49.7) 360.7  779.2  593.9  (742.2)
                                   ------ ------ ------ ------ ------  ------

Fixed charges per above              34.9  138.4  136.6  181.8  225.4   291.7
Less interest capitalized during
  the period                         (3.2) (11.8) (11.4)  (3.6)     -       -
                                   ------  ------ ------ ------ -----  ------
Total earnings (loss)              $ 66.0  $76.9 $485.9 $957.4 $819.3 $(450.5)
                                   ======  ===== ====== ====== ====== =======

Ratio of earnings to fixed
  charges                            1.89      *   3.56   5.27   3.63       *
                                   ======  ===== ====== ====== ====== =======


* Earnings for the years ended December 31, 2001 and 1997 were inadequate to cover fixed charges by approximately $61.5 million and $742.2 million, respectively.